Exhibit 10.05
                     MANAGEMENT CONTINUITY AGREEMENT

          This MANAGEMENT CONTINUITY AGREEMENT (this "Agreement"), effective as of February 7, 1995, by and between CIPSCO
INCORPORATED (the "Company"), and the officer identified on the signature page hereof (the "Executive");


                           WITNESSETH:

          WHEREAS, the Executive is a senior executive of the Company and/or a Subsidiary (as hereinafter defined) and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

          WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

          WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights of its key senior executive officers, including the Executive, applicable in the event of a Change in Control;

          WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change in Control;

          WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company and/or Subsidiaries absent a Change in Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control; and

          WHEREAS, the Executive is willing to render services to the Company and/or Subsidiaries on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, the Company and the Executive agree as follows:

     1.    Operation of Agreement.

          (a) This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there shall have occurred a Change

in Control. For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the Term (as that term is hereafter defined) any of the following events shall occur:

            (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

           (ii)     Central Illinois Public Service Company
     ("CIPS ) is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held by the Company or held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (iii) The Company sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

           (iv) CIPS sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held by the Company or held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

            (v)     There is a report filed on Schedule 13D or
     Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");


           (vi)     There is a report filed on Schedule 13D or
     Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Company has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
     Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of CIPS ("CIPS Voting Stock");

          (vii) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

          (viii) CIPS files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of CIPS has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

           (ix) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (ix), each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

            (x) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of CIPS cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (x), each Director who is first elected, or first nominated for election by CIPS' stockholders, by a vote of at least two-thirds of the Directors of CIPS (or a committee thereof) then still in office who were Directors of CIPS at the beginning of any such period will be deemed to have been a Director of CIPS at the beginning of such period.

Notwithstanding the foregoing provisions of Section l(a)(v),

l(a)(vi), l(a)(vii) or l(a)(viii) hereof, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company (the "Board"), a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (iii) any Company or Subsidiary-sponsored employee stock ownership plan or any other employee benefit plan of the Company or a Subsidiary, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or CIPS Voting Stock, whether in excess of 20% or otherwise, or because the Company or a Subsidiary reports that a change in control of the Company or CIPS has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

          (b) Upon the occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative.

          (c) The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the later of (i) the close of business on December 31, 1998, provided, however, that commencing on January 1, 1996 and each January 1 thereafter, such date shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have such date extended, and (ii) the expiration of the Period of Employment (as that term is hereinafter defined). Notwithstanding the foregoing and subject to Section 10 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and its Subsidiaries, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.


















     2.   Employment; Period of Employment:

          (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company and/or any Subsidiary shall continue the Executive in its employ and the Executive shall remain in the employ of the Company and/or any Subsidiary, as the case may be, for the period set forth in
Section 2(b) hereof (the "Period of Employment"), in the position and with substantially the same duties and responsibilities that he had immediately prior to the Change in Control, or to which the Company and the Executive may hereafter mutually agree in writing.
          Throughout the Period of Employment, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company or the applicable Subsidiary as in effect for senior executives immediately prior to the Change in Control) to the business and affairs of the Company and/or any Subsidiary, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined) if conducted by the Executive after the Executive s Termination Date (as that term is hereafter defined),
(ii) engaging in charitable and community activities, or(iii) managing his personal investments.

          (b) The Period of Employment shall commence on the date of an occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earliest of (i) the expiration of the third anniversary of the occurrence of the Change in Control, (ii) the Executive s death, or (iii) the Executive s attainment of age 65.

     3.   Compensation During Period of Employment:

          (a) Upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment (i) annual base salary at a rate not less than the Executive s annual fixed or base compensation from the Company and any Subsidiary (payable monthly or otherwise as in effect for senior executives immediately prior to the occurrence of a Change in Control) or such higher rate as may be determined from time to time by the Board or the Compensation Committee thereof (or board or committee of the applicable Subsidiary)(which base salary at such rate is herein referred to as "Base Pay") and (ii) an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan,

program or arrangement (whether or not funded) of the Company or the applicable Subsidiary or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control ("Incentive Pay"); provided, however, that (A) with the prior written consent of the Executive, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as that the aggregate cash compensation received by the Executive in any one calendar year is not reduced in connection therewith or as a result thereof, (B) in no event shall any increase in the Executive s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company or the applicable Subsidiary under this Agreement, and
(C) no duplicate payment hereunder will be made in respect of any amount actually paid to the Executive pursuant to any such agreement, policy, plan, program or arrangement.

          (b) For his service pursuant to Section 2(a) hereof, during the Period of Employment the Executive shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company or the applicable Subsidiary participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or the applicable Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or the applicable Subsidiary providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control (collectively, "Employee Benefits"); provided, however, that except as expressly provided in, and subject to the terms of,
Section 3(a) hereof, the Executive s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.





     4.   Termination Following a Change in Control:

          (a) In the event of the occurrence of a change in Control, the Executive s employment with the Company and each Subsidiary may be terminated by the Company (or the applicable Subsidiary) during the Period of Employment and the Executive shall not be entitled to the benefits provided by Sections 5 and 6 hereof only upon the occurrence of one or more of the following events:

          (i)  The Executive's death;

         (ii) If the Executive shall become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Company or the applicable Subsidiary immediately prior to the Change in Control; or

        (iii) "Cause," which for purposes of this Agreement shall mean that, prior to any termination pursuant to
               Section 4(b) hereof, the Executive shall have committed:

               (A) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company and/or any subsidiary;

               (B) intentional wrongful damage to property of the Company and/or any Subsidiary;

               (C) intentional wrongful disclosure of secret processes or confidential information of the Company and/or any Subsidiary; or

               (D)   intentional wrongful engagement in any
                     Competitive Activity;

and any such act shall have been materially harmful to the Company and/or any Subsidiary. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or
negligence, but shall be deemed   "intentional" only if done, or
omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or the applicable Subsidiary. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the

Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in Section 4(a)(iii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

          (b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive during the Period of Employment with the right to severance compensation as provided in Sections 5 and 6 hereof upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

          (i) Any termination by the Company and Subsidiaries of the employment of the Executive prior to the date upon which the Executive shall have attained age 65, which termination shall be for any reason other than for Cause or as a result of the death of the Executive or by reason of the Executive s disability and the actual receipt of disability benefits in accordance with Section 4(a)(ii) hereof; or

         (ii) Termination by the Executive of his employment with the Company and Subsidiaries during the Period of Employment upon the occurrence of any of the following events:

               (A) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or Subsidiaries which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or Subsidiaries (or any successor thereto) if the Executive shall have been a Director of the Company and/or Subsidiaries immediately prior to the Change in Control;

               (B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, a reduction in the aggregate of the Executive s Base Pay and Incentive Pay received from the Company and Subsidiaries, or the termination or denial of the Executive s rights to Employee Benefits as herein provided, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or

          termination, as the case may be;

               (C) A determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a Change in Control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

               (D)  The liquidation, dissolution, merger,
          consolidation or reorganization of the Company or the Subsidiary which is the employer of the Executive or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 12 hereof;

               (E) The Company shall relocate its principal executive offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change of Control without, in either case, his prior written consent; or

               (F) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

          (c) A termination pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or the applicable Subsidiary providing Employee Benefits (except as provided in Section 5(a)(ii) hereof), which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in

which the Executive is not entitled to any payments under Sections 3, 5 or 6 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment by the Company.

     5.   Severance Compensation:

          (a) If, following the occurrence of a Change in Control, the Company and every Subsidiary shall terminate the Executive s employment during the Period of Employment other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, the Company shall continue to provide (or cause a Subsidiary to continue to provide) the following benefits and shall further pay to the Executive the following amounts within five business days after the date (the "Termination Date") that the Executive s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 4(b) hereof):

     (i) In lieu of any further payments to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof, a lump sum payment (the "Severance Payment") in an amount equal to the present value (using a discount rate required to be utilized for purposes of computations under
     Section 28OG of the Code or any successor provision thereto or, if no such rate is so required to be used, a rate equal to the then-applicable interest rate prescribed by the Pension Benefit Guaranty Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate") ) of the sum of (A) the aggregate Base Pay (at the highest rate in effect for any period prior to the Termination Date) for each remaining year or partial year of the Period of Employment which the Executive would have received had such termination or breach not occurred, plus (B) the aggregate Incentive Pay (determined in accordance with the standards set forth in Section 3(a)(ii) hereof), which the Executive would have received pursuant to this Agreement or any agreement, policy, plan, program or arrangement referred to therein during the remainder of the Period of Employment had his employment continued for the remainder of the Period of Employment (in which event the Executive will no longer be entitled to Incentive Pay under any such agreement, policy, plan, program or arrangement except for Incentive Pay to which he was entitled for service prior to the Termination Date).

          (ii) For the remainder of the Period of Employment, the Company shall arrange (or cause a Subsidiary to arrange) to provide the Executive with Employee Benefits that are welfare

     benefits, but not stock option, stock purchase, stock appreciation, or similar compensatory benefits, substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or Subsidiary, then the Company shall itself pay or provide (or cause a Subsidiary to pay or provide) for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits). Without otherwise limiting the purposes or effect of Section 7 hereof, Employee Benefits otherwise receivable by the Executive pursuant to the first sentence of this Section 5(a)(ii) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during such period following the Executive s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. Notwithstanding the foregoing, the remainder of the Period of Employment shall be considered service with the Company and/or Subsidiaries for the purpose of determining service credits and benefits due and payable to the Executive under the retirement income, supplemental executive retirement and other benefit plans of the Company and/or Subsidiaries applicable to the Executive or his beneficiaries immediately prior to the Termination Date.

          (b) Upon written notice given by the Executive to the Company prior to the occurrence of a Change in Control, the Executive, at his sole option, without reduction to reflect the present value of such amounts as aforesaid, may elect to have all or any of the Severance Payment payable pursuant to Section 5(a)
(i) hereof paid to him on a quarterly or monthly basis during the remainder of the Period of Employment.

          (c) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in Section 5(a)(ii) hereof.

          (d) Without limiting the rights of the Executive at law or in equity, if the Company or Subsidiary fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Discount Rate.

          (e) Notwithstanding any other provision hereof, the parties respective rights and obligations under this Section 5 will survive any termination or expiration of this Agreement or the termination of the Executive s employment for any reason whatsoever.




     6.   Certain Additional Payments by the Company:

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (individually and collectively a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company or CIPS, within the meaning of Section 28OG of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of section 6(e) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm")selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Determination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. The federal tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the company and the Executive an opinion that the Executive has substantial authority not to report

any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(e) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible.
  Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(b) hereof.

          (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.
   Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;



         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

        (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

         (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 6(e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this
Section 6(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(e) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or

credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 6.

     7. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 8 hereof will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5(a)(ii) hereof.

     8. Competitive Activity: During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 5 hereof and, if applicable, Section 6 hereof, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term "Competitive Activity" shall mean the Executive s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or its Subsidiaries and such enterprise s sales of any product or service competitive with any product or service of the Company or such Subsidiary amounted to 25% of such enterprise s net sales for its most recently completed fiscal year and if the Company's or such Subsidiary's net sales of said product or service amounted to 25% of the Company's or such Subsidiary's net sales for its most recently completed fiscal year. "Competitive activity" shall not include
(i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.




     9.   Legal Fees and Expenses:

          (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the enforcement or defense of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company or Subsidiary has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company and the Subsidiaries as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel.
   Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          (b)  Without limiting the generality or effect of
Section 9(a) hereof, in order to ensure the benefits intended to be provided to the Executive under Section 9(a) hereof, the Company will promptly use its best efforts to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by The First National Bank of Chicago or another bank having combined capital and surplus in excess of $500 million (the "Bank") for the benefit of the Executive and certain other of the officers of the Company and the Subsidiaries and providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 9 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Period of Employment and for two years thereafter and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not

renewed, the Company shall obtain a replacement irrevocable clean letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense in connection therewith.

          (c) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 9 will survive any termination or expiration of this Agreement or the termination of the Executive s employment for any reason whatsoever.

     10. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or any Subsidiary or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to any Change in Control; provided, however, that any termination of employment of the Executive or the removal of the Executive from his office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

     11. Withholding of Taxes: The Company or any Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

     12.  Successors and Binding Agreement:

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company. The Company will cause its Subsidiaries to comply with the provisions of this Agreement.





          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b) hereof. Without limiting the generality of the foregoing, the Executive s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          (d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

     13. Notice: For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

     15. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.


     16.  Miscellaneous:    No provision of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     17. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     18.  Prior Agreement.  The Employment Agreement dated
February 5, 1991 between the Company and Executive is hereby terminated as of the effective date of this Agreement. (Note:
this paragraph may be deleted if inapplicable.)

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                   CIPSCO INCORPORATED



                                   By____________________________
                                        Clifford L. Greenwalt,
                                        President



                                   EXECUTIVE




                                   ______________________________











